Exhibit 12

                       THE STANLEY WORKS AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                            (in Millions of Dollars)


                                         Fiscal Year Ended
                   December 31  January 1  January 2  December 28  December 29
                      1994        1994       1993         1991         1990
Earnings before
  income taxes
  and cumulative
  adjustment for
  accounting change  $201.8      $148.0     $158.1       $156.5        $172.0

Add:
  Portion of rents
    representative
    of interest
    factor          $ 12.7      $ 11.7     $ 12.2       $ 11.5        $ 11.2
  Interest expense    33.1        31.4       32.6         37.2          35.9
  Amortization of
    expense on
    long-term debt     0.2         0.4        0.7          0.5           0.8
  Amortization of
    capitalized
    interest           0.4         0.4        0.4          0.4           0.4

Income as adjusted  $248.2      $191.9     $204.0       $206.1        $220.3

Fixed charges:
  Interest expense  $ 33.1      $ 31.4     $ 32.6       $ 37.2        $ 35.9
  Amortization of
    expense on
    long-term debt     0.2         0.4        0.7          0.5           0.8
  Capitalized
    interest            --         0.1        0.1          0.4           1.3
  Portion of rents
    representative
    of interest
    factor            12.7        11.7       12.2         11.5          11.2

Fixed charges       $ 46.0      $ 43.6     $ 45.6       $ 49.6        $ 49.2

Ratio of earnings to
    fixed charges     5.40        4.40       4.47         4.16          4.47